UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 28, 2007

SENTO CORPORATION
(Exact name of registrant as specified in its charter)

Utah	000-06425	87-0284979
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

600 East Timpanogos Circle, Bldg. H Orem, Utah		84097
(Address of principal executive offices)		(Zip Code)

(801) 431-9200
(Registrant’s telephone number, including area code)

420 East South Temple, Suite 400 Salt Lake City, Utah 84111
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01—ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

In June 2007, the unexpected bankruptcy of Amp’d Mobile, a significant client, resulted in a critical cash shortage at the Company. The board of directors considered whether the Company should file for bankruptcy, realizing that such a filing would likely result in no amounts being distributed to the common shareholders of the Company and a severe risk to current customer retention and growth prospects. The board and management worked diligently to seek a better result for the Company and its shareholders and creditors and were able to successfully negotiate with certain of the Company’s Series B Preferred Stockholders to make an investment of $450,000 of last-out participation rights with Silicon Valley Bank, the financial institution with which Sento has an ongoing line of credit. This resulted in $900,000 in funds being made available to the Company under the existing line of credit and the continuation of Company operations. Under the transaction described in the next paragraph, those same stockholders may invest up to another $1.0 million of last-out participation rights to ensure that Sento is able to continue operations while it actively pursues a turn-around strategy including the possibility of a sale of the Company or substantially all of its assets. In consideration of the $450,000 investment, and as required by Sento’s agreement with Silicon Valley Bank that made the $900,000 available to Sento, Sento agreed to negotiate the sale of an additional class of preferred stock with those investors that would provide majority voting control to such investors.

On August 17, 2007, Sento Corporation finalized a Series C Convertible Preferred Stock Purchase Agreement (“Purchase Agreement”) with three purchasers, each of which is a holder or an affiliate of a holder of Sento’s Series B Convertible Participating Preferred Stock and last-out participation rights. Under the terms of the Purchase Agreement, the purchasers paid one dollar per share for an aggregate of 50,000 shares of Series C Convertible Preferred Stock (the “Series C Stock”). Each share of Series C Stock is convertible into one share of Sento’s common stock; however, the Series C Stock votes with the common stock as a single class on all matters and is entitled to that number of votes necessary to constitute 55% of the aggregate voting power at the time of any vote; thus, providing the holders thereof voting control. The holders of Series C Stock shall also participate as a single class with the common stock, on an as-converted basis, in the distribution and payment of the assets and funds of the Company that remain after satisfaction of debt obligations and liquidating payment obligations on any senior stock (including the previously issued Series B Convertible Participating Preferred Stock). Additionally, the purchasers loaned to Sento an aggregate of $350,000 in connection with the transaction, and Sento issued $350,000 of convertible promissory notes to the purchasers, secured by Sento’s assets (which security is subordinate to Silicon Valley Bank’s first-position security interest in those assets). Sento issued additional convertible promissory notes in the approximate aggregate amount of $132,500 to one third-party creditor and to the non-employee members of its board of directors and an advisor to the board (in lieu of cash payments of quarterly board fees in an effort to preserve cash for Company operations) simultaneously and on the same terms with the notes issued to the purchasers. The Company and the holders of all the notes simultaneously executed an Intercreditor and Collateral Agency Agreement that provides for sharing of collateral and collective action for note enforcement if necessary.

A copy of the Series C Convertible Preferred Stock Purchase Agreement is attached hereto as Exhibit 10.01.

ITEM 2.05—COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On August 10, 2007, Sento Corporation moved its corporate headquarters from Salt Lake City, Utah, to one of its contact service facilities in Orem, Utah. This move is one of the key components of Sento’s restructuring plan and is expected to result in savings to the Company of nearly $30,000 per month. Sento expects to record a non-cash charge of approximately $129,000 in the second quarter of fiscal 2008 as a result of the closing of the 13,000 sq. ft. Salt Lake City location.

ITEM 3.01—NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING

On August 16, 2007, Sento received a Staff Determination indicating that the Company has failed to file its Form 10-Q for the fiscal quarter ended June 30, 2007, a requirement for continued listing as set forth in Marketplace Rule 4310(c)(14), and that the Company’s securities are, therefore, subject to delisting from The NASDAQ Capital Market. The Staff Determination informed Sento that this additional failure to file a periodic report would be considered by the NASDAQ Listing Qualifications Panel at the hearing already scheduled for consideration of the Staff Determination related to Sento’s failure to file its annual report on Form 10-K. That hearing is currently scheduled for August 30, 2007.

Additionally, on August 21, 2007, Sento notified NASDAQ that it was in material noncompliance with the standards for listing on The NASDAQ Capital Market. The material noncompliance is the result of a transaction entered into by Sento that involved the issuance of Series C Stock with voting rights that grant the Series C stockholders that number of votes necessary to constitute 55% of the voting power. See Item 1.01 above. Such a grant of stock requires shareholder approval under NASDAQ Marketplace Rule 4350(i)(1)(B) and 4350(i)(1)(D)(ii), which was not obtained. Sento had neither the resources nor the time to obtain the required shareholder approval and expects this material noncompliance with NASDAQ Marketplace Rule 4350 to result in an additional basis for the delisting of its common stock from The NASDAQ Capital Market.

ITEM 3.02—UNREGISTERED SALES OF EQUITY SECURITIES

On July 28, 2007, the Company issued 500,000 shares of unvested common stock to certain executive officers. See Item 5.02 below. The securities purchased were restricted securities taken for investment. Certificates for all shares issued bore a restrictive legend conspicuously on their face and stop-transfer instructions were noted respecting such certificates on the Company’s stock transfer records. This transaction was effected in reliance on the exemption from registration provided in Section 4(2) of the Securities Act of 1933 as transactions not involving any public offering.

As reported in Item 1.01 above, on August 17, 2007, the Company sold 50,000 shares of its newly designated Series C Stock and $350,000 in convertible promissory notes to three purchasers. Sento issued additional convertible promissory notes in the approximate aggregate amount of $132,500 to one third-party creditor and to the non-employee members of its board of directors and an advisor to the board (in lieu of cash payments of quarterly board fees in an effort to preserve cash for Company operations) simultaneously and on the same terms with the notes to the purchasers. The promissory notes accrue interest at 18% per annum, are due and payable on January 1, 2008, are secured by the Company’s assets, and are convertible into common stock at one dollar per share. Each share of Series C Stock is convertible into one share of the Company’s common stock at the option of the holder. The Series C shareholders have a redemption right at any time after 18 months after the date of issuance at a purchase price of $1.00 per share.

The Series C and convertible notes transaction was the result of arm’s-length negotiations with accredited investors that were provided with the Company’s business and financial information, including copies of its periodic reports as filed with the Securities and Exchange Commission, and that were provided the opportunity to ask questions directly of the Company’s executive officers. The securities purchased were restricted securities taken for investment. Certificates for all shares issued bore a restrictive legend conspicuously on their face and stop-transfer instructions were noted respecting such certificates on the Company’s stock transfer records. The Series C transaction was effected in reliance on the exemption from registration provided in Section 4(2) of the Securities Act of 1933 as transactions not involving any public offering and in compliance with Rule 506 of Regulation D promulgated thereunder.

ITEM 3.03—MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

See Item 1.01 above. A copy of the Certificate of Designation of Series C Convertible Preferred Stock is attached hereto as Exhibit 3.01.

ITEM 5.01—CHANGES IN CONTROL OF REGISTRANT

See Item 1.01 above. As a result of the transaction described therein and the majority voting rights of the Series C Stock, the purchasers of the Series C Stock have acquired the ability to assert control over the Company. Those purchasers are DSL Capital Group, Inc., Great Gable Master Fund, Ltd., and Plutus Transeo Fund, Ltd. Sento believes that the purchasers used their own funds held for investment in connection with the transaction.

In connection with the transaction, the Company agreed that it would increase the size of the Company’s board of directors to nine members and appoint three designees of the purchasers to fill the positions on the board of directors created by the increase in the size of the board.

ITEM 5.02—DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On July 28, 2007, Sento’s board of directors approved an executive compensation package for Mr. Cooper, Mr. Fulling, and Mr. Williams as an incentive for these Company senior executives to remain in service to the Company until a sale of the Company can be consummated. That incentive compensation package included the issuance of 430,000 restricted shares, as follows:

Kim A. Cooper, Chief Executive Officer	310,000 Shares
Stephen William Fulling, Chief Information Officer	60,000 Shares
Michael Williams, Chief Operating Officer	60,000 Shares

The restricted shares do not vest to the executive officers until a sale of the company or substantially all of its assets is consummated.

In addition to the restricted shares, the executive compensation incentive for certain of the executive officers included cash payments to be made in five installments over bi-weekly pay periods as follows:

Stephen William Fulling, Chief Information Officer	$20,000
Michael Williams, Chief Operating Officer	$20,000

If these officers’ employment is terminated prior to the sale of the Company, they will repay the full amount of any incentive payments they have received to the Company.

Instead of a cash award, the compensation package of Mr. Cooper, the CEO, was modified to include a $450 per month car allowance and to provide that his severance package with the Company shall be paid in full without regard to any earnings Mr. Cooper may have from other sources.

Brian Maloy, the Company’s former interim Chief Financial Officer, was also granted 70,000 shares for executive services rendered by him during the first half of 2007. Those shares are immediately vested.

ITEM 5.03—AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

See Item 3.03 above. Additionally, on August 6, 2007, Sento’s board of directors amended the Company’s Bylaws to exempt the Company from the application of Utah’s Control Share Acquisitions Act. A copy of the amended Bylaws is attached hereto as Exhibit 3.02.

EXPLANATORY NOTE

The information in Item 7.01 and exhibit 99.01 is being furnished pursuant to Item 7.01 of Form 8-K and General Instruction B.2 thereunder. Such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Exchange Act of 1933, as amended.

ITEM  7.01—REGULATION FD DISCLOSURE

On August 22, 2007, Sento issued a press release, a copy of which is attached hereto as Exhibit 99.01.

ITEM 9.01—FINANCIAL STATEMENTS AND EXHIBITS

The following are filed as exhibits to this report:

Exhibit Number	Title of Document	Location

3	Articles of Incorporation and Bylaws
3.01	Certificate of Designation of Series C Convertible Preferred Stock of Sento Corporation filed August 8, 2007	This filing.
3.02	Bylaws executed August 7, 2007	This filing.

10	Material Contracts
10.01	Series C Convertible Preferred Stock Purchase Agreement dated August 17, 2007	This filing.

99	Miscellaneous
99.01	Public release dated August 22, 2007	This filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTO CORPORATION
Registrant

Dated: August 22, 2007	By:	/s/ Kim A. Cooper
Kim A. Cooper, President and CEO